EXHIBIT 10.6

                                LICENSE AGREEMENT

            AGREEMENT made as of this 17th day of March, 2003, between ROYALTY MANAGEMENT INC. ("Licensor") and REGENCY AFFILIATES INC. ("Licensee").

                              W I T N E S S E T H:

            WHEREAS, Licensee desires to use and occupy and Licensor is willing to provide to Licensee certain office space located on the 35th floor of the building (the "Building") located at 595 Madison Avenue, New York, New York or such other office space reasonably comparable in size and location as Licensor may from time to time specify (hereinafter referred to as the "Premises"), upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

            1. Licensor hereby grants to Licensee, and Licensee hereby accepts,
(a) a license for the non-exclusive use of the Premises solely for use as office space for Licensee's chief executive officer, and (b) a non-exclusive license through the common areas (i.e., the bathrooms, hallways and elevator lobby) of the 35th floor, for a period (the "Use Period") commencing on the date of this License Agreement and ending on the date which is the tenth (10th) day after Licensor or Licensee, as the case may be, shall have given notice to the other party of the notifying party's election to terminate this License Agreement.

            2. (a) For and in consideration of Licensor's granting to Licensee the license to use and occupy the Premises provided for herein, Licensee agrees to pay to Licensor an annual amount equal to $100,000.00 ("Fixed Consideration"), payable in advance, in equal installments, on the first day of each and every calendar month during the Use Period, except that on the date hereof Licensee shall pay to Licensor the first payment of Fixed Consideration plus Fixed Consideration for the period of use prior to the date hereof.

                  (b) If the date on which this License Agreement commences shall be other than the first day of a month, the Fixed Consideration for such month shall be prorated on a per diem basis, and Licensor shall credit the excess amount paid on account of Fixed Consideration upon the execution of this License Agreement on a per diem basis toward the payment of the installment of Fixed Consideration due and payable hereunder for the next succeeding calendar month.

                  (c) If the date on which this License Agreement terminates shall be a day other than the last day of a calendar month, then upon such termination the Fixed Consideration for such partial month shall be pro rated on a per diem basis and Licensor shall refund to Licensee the excess amount, if any, paid on account of the Fixed Consideration.
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                  (d) The Premises shall be supplied with electrical energy
pursuant to the terms of Licensor's lease (the "Lease") covering the Premises and other space in the Building and that irrespective of any amounts Licensor may owe to its landlord ("Landlord") for electrical energy under the Lease, Licensee's payments to Licensor on account of such electrical energy are included within the amount of Fixed Consideration set forth above. Licensor and Licensee acknowledge that, pursuant to the Lease, Landlord may discontinue furnishing electrical energy to the Premises, in which case Licensor and Licensee agree to equitably adjust the amount of Fixed Consideration allocable to electrical energy hereunder.

            3. Licensee has inspected the Premises, knows the condition thereof, and agrees to accept the same "AS IS" on the date of execution of this License Agreement. Licensee acknowledges that except as otherwise specifically set forth herein Licensor has made no warranties or representations whatsoever with respect to the Premises, and Licensee agrees that Licensor has no obligation to alter or repair the Premises or to prepare the same in any way or Licensee's occupancy or use.

            4. Licensee agrees that this License shall be subject and subordinate to the terms of the Lease and all matters to which the Lease is subject and subordinate. Licensor represents to Licensee that the execution, delivery and performance of this License Agreement shall not constitute a default under the Lease.

            5. Licensee agrees to (a) comply with all rules and regulations promulgated by Licensor governing the use and occupancy of the Premises, including, without limitation, such reasonable rules and regulations as the Licensor may hereafter impose, and (b) make no alterations, additions, changes or improvements in or to the Premises without the prior written consent of Licensor.

            6. Licensor shall, at its sole cost and expense, promptly comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters or the Insurance Services Office, or any similar body, which shall impose any violation, order or duty upon Licensee or Licensor with respect to the Premises.

            7. (a) Licensor shall have no responsibility of any kind whatsoever for any default by the landlord under the Lease or for the furnishing to the Premises of any services of any kind whatsoever which the landlord is required to furnish to Licensor under the Lease. In furtherance (and without limitation) of the foregoing, Licensee agrees that Licensor shall have no obligation to furnish heat, air conditioning, ventilation, electricity, elevator and/or any other building services of any kind whatsoever, and that Licensor shall not be obligated to make any repairs or restorations of any kind whatsoever in the Premises. Licensor agrees, however, to use reasonable efforts to cause the landlord to perform its obligations under the Lease with respect to the Premises.

                  (b) Notwithstanding the foregoing, Licensor will provide or cause to be provided the following services to Licensee and the Premises at no additional cost to Licensee:


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

                        (i) telephone, facsimile and other telecommunication services; and

                        (ii) office support and secretarial services to support the activities of Licensee's chief executive officer.

            8. Licensor shall, throughout the Use Period, maintain the Premises and make any repairs thereto in each case to the extent that the landlord is not so obligated pursuant to the Lease. Notwithstanding the foregoing, any damage or injury to the Premises or any other part of the Building caused by or resulting from the carelessness, omission, neglect or improper conduct of Licensee, its servants, employees or licensees may be repaired by Licensor at Licensee's sole cost and expense.

            9. Licensee shall not permit the use or occupancy of all or any part of the Premises by any third party nor assign its rights under this Agreement.

            10. Licensee shall obtain and maintain in full force and effect during the Use Period a policy of fire and extended coverage insurance insuring Licensee's trade fixtures, operating equipment, furnishings, improvements and other personal property against loss or damage by fire or other casualty. Licensee shall also obtain and maintain during the Use Period a policy of commercial general public liability and property damage insurance with broad form contractual liability endorsement insuring against loss of life, bodily injury and/or property damage with respect to the Premises and the business operated by Licensee in the Premises, with limits of liability reasonably acceptable to Licensor for combined single limit, bodily injury and property damage liability. Such policy shall name Licensor as an additional insured. All insurance required to be carried by Licensee hereunder shall be effected under valid and enforceable policies issued by reputable insurers permitted to do business in the State of New York and evidence of such insurance shall be delivered to Licensor prior to delivery of possession of the Premises to Licensee.

            11. Licensee agrees not to do or permit to be done any act or thing or neglect to take any such action which will constitute a breach or violation of any of the terms, covenants, conditions or provisions of the Lease or which will make Licensor liable for any damages, claims, fines, costs, or penalties under the Lease. Licensee agrees to indemnify Licensor and hold Licensor harmless from and against all loss, liability, obligation, damage, penalty, cost, charge and expense of any kind whatsoever (including, but not limited to, reasonable attorneys' fees) which Licensor may incur or pay out, or which may be asserted against Licensor (a) by reason of any failure of or by Licensee to perform or comply with any and all of the terms, covenants, conditions and provisions of this License Agreement, (b) by reason of any breach or violation by (or caused by) Licensee of the terms, covenants, conditions and provisions of the Lease, (c) by reason of any negligence or willful act or omission of Licensee or Licensee's employees, contractors, agents, or licensees or (d) by reason of any injuries to persons or property occurring in, on, or about the Premises or the Building, caused by Licensee or Licensee's employees, contractors, agents, or licensees; provided, however, that this subsection (d) shall not apply to injuries to persons or property caused by the acts, omissions or negligence of Licensor or Licensor's employees, contractors, agents, or licensees. Licensor agrees to


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

indemnify Licensee and hold Licensee harmless from and against all loss, liability, obligation, damage, penalty, cost, charge and expense of any kind whatsoever (including, but not limited to, reasonable attorneys' fees) which Licensee may incur or pay out, or which may be asserted against Licensee (i) by reason of any failure of or by Licensor to perform or comply with any and all of the terms, covenants, conditions and provisions of this License Agreement, (ii) by reason of any breach or violation by (or caused by) Licensor of the terms, covenants, conditions and provisions of the Lease, (iii) by reason of any negligence or willful act or omission of Licensor or Licensor's employees, contractors, agents, or licensees or (iv) by reason of any injuries to persons or property occurring in, on, or about the Premises or the Building, caused by Licensor or Licensor's employees, contractors, agents, or licensees; provided, however, that this subsection (iv) shall not apply to injuries to persons or property caused by the acts, omissions or negligence of Licensee or Licensee's employees, contractors, agents, or licensees.

            12. Upon the termination of this License Agreement, Licensee shall:
(i) peaceably and quietly leave and surrender the Premises to Licensor; and (ii) not remove from the Premises any fixtures or furnishings or office equipment or supplies installed or supplied by Licensor.

            13. All notices, requests, demands, elections, consents, approvals and other communications hereunder must be in writing and addressed (or at any other address which either party may designate by notice given in accordance with this Paragraph 13):

                   If to Licensor:

                   Royalty Management Inc.
                   595 Madison Avenue
                   New York, New York  10022

                   Attn: Laurence S. Levy

                   If to Licensee:

                   Regency Affiliates Inc.
                   610 N.E. Jensen Beach Blvd.
                   Jensen Beach, FL  34957

                   Attn: Neil N. Hasson

                  Any notice required by this License Agreement to be given or made within a specified period of time, or on or before a date certain, shall be deemed duly given or made only if sent by certified mail, return receipt requested, postage prepaid, or by personal delivery (including by reputable courier service). A notice sent by certified mail (as above) shall be deemed given three (3) business days following the date of mailing. All other notices shall be deemed given when received. A notice may be given by a party or such party's attorney.

            14. Licensor and Licensee each represents to the other that there was no broker, finder, consultant or similar person entitled to a commission, fee or other compensation in


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

connection with the consummation of this License Agreement and no conversations or prior negotiations were had by it or any one acting on its behalf with any broker, finder, consultant or similar person concerning the use of the Premises. Licensor and Licensee shall each indemnify the other against all liability arising from any claims for brokerage commissions, finder's fees or other compensation resulting from or arising out of any conversations, negotiations or actions had by the indemnifying party or any one acting on its behalf with any broker, finder, consultant or similar person. The provisions of this Paragraph 14 shall survive the termination of this License Agreement.

            15. In the event Licensee occupies the Premises after the termination of this License Agreement, at the option of Licensor, Licensee shall pay to Licensor each calendar month a sum equal to two (2) monthly installment of Fixed Consideration payable during the Use Period, subject to all of the other terms of this License Agreement.

            16. This License shall be construed and enforced in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of law. This License Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof. This License Agreement may not be modified or amended or any term or provision hereof waived or discharged except in a writing, signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. All the terms of this License Agreement shall be binding upon the respective successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. This License Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be duly executed as of the day and year first above written.

LICENSOR:                                     ROYALTY MANAGEMENT INC.

                                              By: /s/ Laurence S. Levy
                                                  ------------------------------
                                                  Name:  Laurence S. Levy
                                                  Title: President


LICENSEE:                                     REGENCY AFFILIATES INC.

                                              By: /s/ Neil N. Hasson
                                                  ------------------------------
                                                  Name:  Neil N. Hasson
                                                  Title: Chief Financial Officer


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